Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President, Finance, U.S. Cellular
(773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations, TDS
(312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE:  IMMEDIATE

U.S. CELLULAR TO RESTATE PRIOR PERIODS FOR ACCOUNTING RELATED TO DERIVATIVE TRANSACTIONS; PROVIDES PRELIMINARY THIRD QUARTER 2006 RESULTS

CHICAGO – Nov. 6, 2006 – United States Cellular Corporation [AMEX:USM] today reported certain preliminary third quarter 2006 financial and operating data.  At the same time, U.S. Cellular announced that it will restate financial results for each of the years ended Dec. 31, 2002 – 2005, including quarterly information for 2004 and 2005, and the first and second quarters of 2006, primarily to correct the accounting for prepaid forward contracts under Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities.  As a result, previously issued financial statements for these periods should no longer be relied upon.  Additionally, the company updated its guidance for 2006.

Restatement of Financial Results

The restatement concerns certain variable prepaid forward contracts entered into in 2002 related to U.S. Cellular’s ownership of American Depository Receipts (ADRs) of Vodafone Group Plc.  In connection with its review of the accounting for the Vodafone Special Distribution in the third quarter of 2006 discussed below, U.S. Cellular determined that it did not meet the requirements of SFAS 133 to continue hedge accounting for these forward contracts following the receipt of dividends from Vodafone in 2002.  U.S. Cellular did not adequately test for hedge effectiveness after ceiling prices were adjusted.  As a result, U.S.Cellular will be required to recognize changes in the fair values of the forward contracts in the statement of operations in the periods in which they occurred, rather than record them in accumulated other comprehensive income, which is a component of stockholders’ equity.

The company entered into prepaid forward contracts in 2002 to reduce the risk levels of the marketable equity securities, establishing floor and ceiling prices for the securities to limit exposure while at the same time retaining the ability to capture a portion of potential appreciation.   The change in accounting does not affect the economics of the forward contracts.  U.S. Cellular intends to continue to maintain the forward contracts until they mature because, economically, these transactions are satisfying their intended results.  However, U.S. Cellular will record changes in fair values of the forward contracts as a component of the statement of operations until the contracts mature.

The restatement and revised accounting treatment in future periods related to the forward contracts will result in significant volatility in reported net income and earnings per share.  However, the changes will not have a material effect on revenues, cash flows from operating activities or stockholders’ equity.  U.S. Cellular will disclose information on the amounts when available.

Stockholders’ equity at Sept. 30, 2006 is expected to be approximately $2.9 billion, including the cumulative effects of the restatement.  This amount would be nearly the same in the absence of the restatement.

The review of the accounting treatment for SFAS 133 will result in U.S. Cellular being unable to file its Quarterly Report on Form 10-Q (Form 10-Q) for the quarter ended Sept. 30, 2006 with the Securities and Exchange Commission (SEC) on a timely basis.  The restatement adjustments are not expected to have any material impact on revenues, cash or cash flows from operating activities.  U.S. Cellular anticipates filing the restated financial statements and its Form 10-Q for the quarter ended Sept. 30, 2006 in December.

U.S. Cellular will be filing with the SEC a Form 8-K with additional information and will be filing a Form 12b-25 on or prior to Nov. 10, 2006, providing notification of the expected late filing of Form 10-Q for the quarter ended Sept. 30, 2006.  As a result, U.S. Cellular will not be in compliance with American Stock Exchange (AMEX) listing standards.  U.S. Cellular is seeking an extension to regain compliance with AMEX listing standards.

In addition, U.S. Cellular has received waivers from its lenders under credit agreements and from counterparties under certain forward contracts, provided that it files its restated financial results and Form 10-Q for the quarter ended Sept. 30, 2006 by Jan. 12, 2007.

Statement of Financial Accounting Standards (SFAS) 133

SFAS 133 requires that all forward contracts be carried on the balance sheet at fair value, and that periodic changes in their fair value be recorded currently in the statement of operations.  However, if the forward contracts and related accounting documentation meet certain criteria specified in SFAS 133, they may be eligible for cash flow hedge accounting.  In this case, the changes in value are recorded in accumulated other comprehensive income, which is a component of shareholders’ equity, and do not impact the current statement of operations.  Prior to its re-evaluation of this accounting treatment, U.S. Cellular had believed that its forward contracts qualified for cash flow hedge accounting treatment and that it had effectively recorded changes in the fair values of the forward contracts, net of income tax effects, through accumulated other comprehensive income.  The changes in the fair values of the marketable equity securities, which were hedged by the forward contracts, were also recorded in other accumulated comprehensive income, net of income tax effects.  However, as a result of its re-evaluation of this accounting treatment, U.S.Cellular determined that it did not meet the requirements of SFAS 133 to continue cash flow hedge accounting for forward contracts following the receipt of dividends from Vodafone in 2002.

The result of the restatement will be to recognize changes in fair values of the forward contracts in the statement of operations in the periods in which they occurred, rather than record them in accumulated other comprehensive income.  However, changes in the fair values of the underlying hedged marketable equity securities will continue to be recorded through accumulated other comprehensive income.  As a result, the revised accounting treatment will no longer reflect the offsetting effects in accumulated other comprehensive income of the changes in values of forward contracts and the underlying marketable equity securities.  Although this will result in substantial variability in net income, there will be no material effect on stockholders’ equity.

As a result of the restatement of prior period financial results relating to SFAS 133, U.S.Cellular considered it appropriate to include adjustments in the restatement for items representing out-of-period adjustments and corrections of errors that were identified at various times during 2006.  Individually and collectively the adjustments are not material.

Summary of Third Quarter Operating Data

Below is a summary of the preliminary operating data and unaudited results of certain key components of the third quarter statement of operations.  There can be no assurance that final results will not differ materially from these preliminary results.

Three months ended Sept. 30
	2005 Actual	Range of Amounts Currently Anticipated to be Reported for 2006
Operating revenues	$796 million	$880 to $900 million
Operating income (1)	$66 million	$70 to $90 million

(1) Third quarter 2005 operating income will be adjusted, not materially, for out-of-period adjustments identified in 2006.

U.S. Cellular

Summary Operating Data

Quarter Ended	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
Consolidated:
All customers -
Customer units	5,729,000	5,704,000	5,633,000	5,482,000	5,303,000
Gross customer unit activations	365,000	347,000	434,000	419,000	355,000
Net customer unit activations	25,000	48,000	151,000	125,000	76,000
Retail customers -
Customer units	5,127,000	5,099,000	5,029,000	4,927,000	4,765,000
Gross customer unit activations	352,000	332,000	380,000	392,000	346,000
Net customer unit activations	28,000	50,000	122,000	130,000	77,000
Cell sites in service	5,726	5,583	5,438	5,428	5,149
Minutes of use (MOU) (1)	725	719	658	648	639
Postpay churn rate per month (2)	1.6%	1.5%	1.5%	1.6%	1.5%

(1)          Average monthly local minutes of use per customer (without roaming).

(2)          Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

Vodafone Special Distribution

At an Extraordinary General Meeting on July 28, 2006, Vodafone shareholders approved a share consolidation and special distribution in which 8 ADRs were consolidated into 7 ADRs and a Return of Capital (special distribution).  U.S. Cellular received approximately $28.6 million.  The special distribution was recorded as a return of capital and is therefore an investing item on the company’s cash flow statement and had no effect on its statement of operations.

Updated 2006 Guidance

U.S. Cellular’s updated 2006 guidance as of Nov. 6, 2006 is as follows.  There can be no assurance that final results will not differ materially from this guidance.

Net Retail Customer Additions	300,000 – 330,000
Service Revenues	Approx. $3.2 billion
Operating Income	$275 – 325 million
Depreciation, Amortization & Accretion	Approx. $575 million
Capital Expenditures	$580 - $610 million

The above forward-looking statements should not be assumed to be accurate as of any future date. U.S. Cellular undertakes no duty to update such information whether as a result of new information, future events or otherwise.

About U.S. Cellular

As of Sept. 30, 2006,U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, expectations and assumptions. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to:  The ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in competition in the markets in which the company operates; changes in the overall economy; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded the company’s debt securities by accredited ratings organizations; possible future restatements; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates,  average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by the company to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about U.S. Cellular, visit: www.uscellular.com.

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